Calculation of Filing Fee Tables
S-3
Mobileye Global Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A Common Stock, par value $0.01 per share	457(r)	57,500,000	$ 16.50	$ 948,750,000.00	0.0001531	$ 145,253.63
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 948,750,000.00		$ 145,253.63
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 145,253.63
Offering Note
[1]	(1) These "Calculation of Filing Fee Tables" shall be deemed to update the "Calculation of Filing Fee Tables" in Mobileye Global Inc.'s Registration Statement on Form S-3ASR (File No. 333-277937), which was filed on March 14, 2024, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. (2) Represents shares of Class A Common Stock that may be offered and sold by the selling stockholder named in this prospectus supplement and includes 7,500,000 shares of Class A common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares from the selling stockholder named in this prospectus supplement.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $948,750,000.00. The prospectus is a final prospectus for the related offering.